UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)	October 29, 2004

Host America Corporation

(Exact name of registrant as specified in its charter)

Colorado	0-16196	06-1168423

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Broadway Hamden, Connecticut	06518

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(203) 248-4100

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

           On October 29, 2004, Host America Corporation (the “Registrant” or “Host”) entered into an Asset Purchase Agreement (the “Agreement”) with Food Brokers, Inc., a Bridgeport, Connecticut based food service company (“Food Brokers”), Joseph Martucci, Gino Cardillo and Maria Cardillo (collectively, the “Principals”).  Pursuant to the Agreement, Host acquired certain assets from Food Brokers, including machinery, equipment, customer contracts and customer lists in consideration for (i) a cash payment of $295,000, (ii) the issuance of a $655,000 promissory note bearing interest at 7.5% per year and maturing on December 1, 2008, and (iii) the issuance of $250,000 in shares of Host common stock valued in accordance with Section 2.2(iv) of the Agreement.  Host must obtain shareholder approval prior to the issuance of the common stock and in the event such approval cannot be obtained within 12 months from the date of the Agreement, Host will pay the $250,000 in cash.  Any shares of common stock issued pursuant to the Agreement will be restricted from transfer and sale pursuant to the terms of Rule 144 of the Securities Act of 1933, as amended.

           The Agreement contains numerous representations, warranties and covenants by the parties.  A complete description of all representations, warranties and covenants is set forth in the Agreement included as an exhibit to this report.  In addition, at closing on October 29, 2004, Food Brokers and the Principals executed a Covenant Not To Compete Agreement pursuant to which each agreed not to compete, directly or indirectly, with Host in the food service business within the United States for a period of 6 years from the closing date; however, the agreement does allow Food Brokers and the Principals to continue to conduct a limited catering business.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit
Number	Exhibit Title or Description
10.78	Asset Purchase Agreement among Food Brokers, Inc., as Seller, and Host America Corporation, as Buyer, dated October 29, 2004

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST AMERICA CORPORATION

Dated: November 3, 2004	By: /s/ David J. Murphy
David J. Murphy
Chief Financial Officer

HOST AMERICA CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.78	Asset Purchase Agreement among Food Brokers, Inc., as Seller, and Host America Corporation, as Buyer, dated October 29, 2004